UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 23, 2006

Neurologix, Inc.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 000-13347

Delaware	06-1582875
(State or other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

One Bridge Plaza, Fort Lee, New Jersey 07024

(Address of Principal Executive Offices)

(Zip Code)

(201) 592-6451

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)          Effective January 23, 2006, the Company’s Board of Directors appointed Marc Panoff, 35, as Chief Financial Officer and Chief Accounting Officer of the Company. Mr. Panoff joins the Company from Nephros, Inc., a publicly traded medical device company, where he served as chief financial officer. From August 2001 until July 2004, Mr. Panoff served as the vice president of finance of Walker Digital Management, LLC, a privately held research and development laboratory that invents, patents and develops business solutions. Companies created by Walker Digital intellectual property include Priceline.com and Synapse Group, Inc. From 1994 to 2001, Mr. Panoff served as the corporate controller of Medicis Pharmaceutical Corporation, a publicly-traded specialty pharmaceutical concern specializing in treating dermatological conditions. From 1992 to 1994 Mr. Panoff served as a staff auditor for KPMG in New York. Mr. Panoff received a B.S. in Business Administration from Washington University in St. Louis and an M.B.A. from Arizona State University. Mr. Panoff is a Certified Public Accountant in the state of New York.

As Chief Financial Officer, Mr. Panoff’s initial base annual salary will be $165,000 and he will be eligible to receive a discretionary annual bonus. Mr. Panoff has also been granted options to purchase 180,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s stock as of his start date, which vest over three years. Mr. Panoff will also be entitled to receive a payment of six months' salary in the event he is terminated within the first two years of employment without cause.

On January 25, 2006 Neurologix, Inc. issued a press release announcing Mr. Panoff's appointment. Such press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Neurologix, Inc. dated January 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2006

NEUROLOGIX, INC.

By: /s/ Michael Sorell
Michael Sorell
President and Chief Executive Officer
(Principal Executive Officer)